UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, DC 20549

SCHEDULE 13D

Under the Securities Exchange Act of 1934 (Amendment No. 3)*

MOMENTUS INC.
(Name of Issuer)

Common Stock, par value $0.00001 per share
(Title of Class of Securities)

60879E 101
(CUSIP Number)

Taylor Frankel c/o Prime Movers Lab P.O. Box 12829 Jackson, WY 83002 307-203-5036 (Name, Address and Telephone Number of Person Authorized to Receive Notices and Communication)

February 1, 2023 (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §240.13d-1(e), §240.13d‑1(f) or §240.13d-1(g), check the following box:   [  ]

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (Act) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 60879E 101	SCHEDULE 13D

1		NAMES OF REPORTING PERSONS

Prime Movers Lab Fund I LP

2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒
(b) ☐

3		SEC USE ONLY

4		SOURCE OF FUNDS (See Instructions)

WC

5		CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐

Not Applicable
6		CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER

-0-

	8	SHARED VOTING POWER

15,166,661

	9	SOLE DISPOSITIVE POWER

-0-

	10	SHARED DISPOSITIVE POWER

15,166,661

11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

15,166,661

12		CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)	☐

13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

18.2%

14		TYPE OF REPORTING PERSON (See Instructions)

PN

CUSIP No. 60879E 101	SCHEDULE 13D

1		NAMES OF REPORTING PERSONS

Momentus PML SPV 1 LP

2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒
(b) ☐

3		SEC USE ONLY

4		SOURCE OF FUNDS (See Instructions)

WC

5		CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐

Not Applicable
6		CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER

-0-

	8	SHARED VOTING POWER

6,011,780

	9	SOLE DISPOSITIVE POWER

-0-

	10	SHARED DISPOSITIVE POWER

6,011,780

11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

6,011,780

12		CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)	☐

13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

7.2%

14		TYPE OF REPORTING PERSON (See Instructions)

PN

CUSIP No. 60879E 101	SCHEDULE 13D

1		NAMES OF REPORTING PERSONS

Momentus PML SPV 2 LP

2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒
(b) ☐

3		SEC USE ONLY

4		SOURCE OF FUNDS (See Instructions)

WC

5		CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐

Not Applicable
6		CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER

-0-

	8	SHARED VOTING POWER

960,830

	9	SOLE DISPOSITIVE POWER

-0-

	10	SHARED DISPOSITIVE POWER

960,830

11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

960,830

12		CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)	☐

13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

1.2%

14		TYPE OF REPORTING PERSON (See Instructions)

PN

CUSIP No. 60879E 101	SCHEDULE 13D

1		NAMES OF REPORTING PERSONS

Momentus PML SPV 3 LP

2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒
(b) ☐

3		SEC USE ONLY

4		SOURCE OF FUNDS (See Instructions)

WC

5		CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐

Not Applicable
6		CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER

-0-

	8	SHARED VOTING POWER

2,383,123

	9	SOLE DISPOSITIVE POWER

-0-

	10	SHARED DISPOSITIVE POWER

2,383,123

11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

2,383,123

12		CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)	☐

13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

2.9%

14		TYPE OF REPORTING PERSON (See Instructions)

PN

CUSIP No. 60879E 101	SCHEDULE 13D

1		NAMES OF REPORTING PERSONS

Prime Movers Growth Fund I LP

2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒
(b) ☐

3		SEC USE ONLY

4		SOURCE OF FUNDS (See Instructions)

WC

5		CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐

Not Applicable
6		CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER

-0-

	8	SHARED VOTING POWER

1,949,254(1)

	9	SOLE DISPOSITIVE POWER

-0-

	10	SHARED DISPOSITIVE POWER

1,949,254(1)

11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,949,254(1)

12		CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)	☐

13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

2.3%

14		TYPE OF REPORTING PERSON (See Instructions)

PN

(1)	Includes (i) 949,254 shares held by Prime Movers Growth Fund I LP (“PM Growth”), and (ii) a warrant to purchase 1,000,000 shares that is exercisable within 60 days of February 16, 2022.

CUSIP No. 60879E 101	SCHEDULE 13D

1		NAMES OF REPORTING PERSONS

Prime Movers Lab GP I LLC

2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒
(b) ☐

3		SEC USE ONLY

4		SOURCE OF FUNDS (See Instructions)

AF

5		CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐

Not Applicable
6		CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER

-0-

	8	SHARED VOTING POWER

21,178,441(2)

	9	SOLE DISPOSITIVE POWER

-0-

	10	SHARED DISPOSITIVE POWER

21,178,441(2)

11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

21,178,441(2)

12		CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)	☐

13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

25.4%

14		TYPE OF REPORTING PERSON (See Instructions)

OO

(2)
Includes (i) 15,166,651 shares held by Prime Movers Lab Fund I LP (“PML”), and (ii) 6,011,780 shares held of record by Momentus PML SPV 1 LP (“PML SPV 1”), Prime Movers Lab GP I LLC (“PML GP”), is the general partner of PML and PML SPV 1. Dakin Sloss is the manager of PML GP and may be deemed to have or share beneficial ownership of the shares held by PML and PML SPV 1.

CUSIP No. 60879E 101	SCHEDULE 13D

1		NAMES OF REPORTING PERSONS

Prime Movers Lab GP II LLC

2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒
(b) ☐

3		SEC USE ONLY

4		SOURCE OF FUNDS (See Instructions)

AF

5		CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐

Not Applicable
6		CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER

-0-

	8	SHARED VOTING POWER

3,343,953(3)

	9	SOLE DISPOSITIVE POWER

-0-

	10	SHARED DISPOSITIVE POWER

3,343,953(3)

11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

3,343,953(3)

12		CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)	☐

13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

4.0%

14		TYPE OF REPORTING PERSON (See Instructions)

OO

(3)	Includes (i) 960,830 shares held of record by Momentus PML SPV 2 LP (“PML SPV 2”) and (ii) 2,383,123 shares held of record by Momentus PMS SPV3 LP (“PML SPV 3”). Prime Movers Lab GP II LLC (“PML GP II”) is the general partner of PML SPV 2 and PML SPV 3. Dakin Sloss is the manager of PML GP II and may be deemed to have or share beneficial ownership of the shares held by PML SPV 2 and PML SPV 3.

CUSIP No. 60879E 101	SCHEDULE 13D

1		NAMES OF REPORTING PERSONS

Prime Movers Growth GP I LLC

2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒
(b) ☐

3		SEC USE ONLY

4		SOURCE OF FUNDS (See Instructions)

AF

5		CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐

Not Applicable
6		CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER

-0-

	8	SHARED VOTING POWER

1,949,254(4)

	9	SOLE DISPOSITIVE POWER

-0-

	10	SHARED DISPOSITIVE POWER

1,949,254(4)

11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,949,254(4)

12		CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)	☐

13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

2.3%

14		TYPE OF REPORTING PERSON (See Instructions)

OO

(4)	Includes (i) 949,254 shares held by Prime Movers Growth Fund I LP (“PM Growth”) and (ii) a warrant to purchase 1,000,000 shares that is exercisable within 60 days of February 16, 2022. Prime Movers Growth GP I LLC (“PM Growth GP”), is the general partner of PM Growth. Dakin Sloss is the manager of PM Growth GP and may be deemed to have or share beneficial ownership of the shares held by PM Growth.

CUSIP No. 60879E 101	SCHEDULE 13D

1		NAMES OF REPORTING PERSONS

Dakin Sloss

2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒
(b) ☐

3		SEC USE ONLY

4		SOURCE OF FUNDS (See Instructions)

AF

5		CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐

Not Applicable
6		CITIZENSHIP OR PLACE OF ORGANIZATION

United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER

-0-

	8	SHARED VOTING POWER

26,471,648(5)

	9	SOLE DISPOSITIVE POWER

-0-

	10	SHARED DISPOSITIVE POWER

26,471,648(5)

11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

26,471,648(5)

12		CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)	☐

13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

31.4%

14		TYPE OF REPORTING PERSON (See Instructions)

IN

(5)	Includes (i) 15,166,661 shares held by Prime Movers Lab Fund I LP (“PML”), (ii) 6,011,780 shares held of record by Momentus PML SPV 1 LP (“PML SPV 1”), (iii) 960,830 shares held of record by Momentus PML SPV 2 LP (“PML SPV 2”), (iv) 2,383,123 shares held of record by Momentus PMS SPV3 LP (“PML SPV 3”), (v) 949,254 shares held by Prime Movers Growth Fund I LP (“PM Growth”), and (vi) a warrant to purchase 1,000,000 shares that is exercisable within 60 days of August 12, 2021. Prime Movers Lab GP I LLC (“PML GP”) is the general partner of PML and PML SPV 1. Prime Movers Lab GP II LLC (“PML GP II”) is the general partner of PML SPV 2 and PML SPV 3. Prime Movers Growth GP I LLC (“PM Growth GP”) is the general partner of PM Growth. Dakin Sloss is the manager of PML GP, PML GP II and PM Growth GP and may be deemed to have or share beneficial ownership of the shares held by PML, PML SPV 1, PML SPV 2, PML SPV 3 and PM Growth.

EXPLANATORY NOTE

This Amendment No. 3 (this “Amendment No. 3”) to the Statement on Schedule 13D (as amended, the “Statement”) is being filed with the Securities and Exchange Commission (the “Commission”) relating to the common stock, par value $.00001 per share of Momentus, Inc., a corporation organized under the laws of the state of Delaware (the “Issuer”). This Amendment amends and supplements the Statement originally filed on October 8, 2021 with the Commission. Unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed thereto in the Statement. Except as otherwise provided herein, each Item of the Schedule 13D remains unchanged.

Item 4.                             Purpose of the Transaction.

Item 4 of the Statement is hereby supplemented as follows:

On February 1, 2023, entities affiliated with Momentus Inc. (each, a “Fund” and, collectively, the “Funds”) entered into a Preset In-Kind Distribution Plan (each, a “Distribution Plan” and, collectively, the “Distribution Plans”) pursuant to which they may distribute, from time to time, up to an aggregate of 25,471,648 shares of Common Stock, subject to certain conditions and restrictions set forth in the Distribution Plans, to their respective general and limited partners on a pro rata basis, and the Distribution Plans provide for the further pro rata distribution by the respective general partners of the Funds of shares that they receive in the distributions from the Funds to their respective members. The distribution of Common Stock under the Distribution Plans is subject to timing, volume and price-based parameters adopted by the Funds, and there is no assurance that any Common Stock will be distributed under the Distribution Plans. No shares of Common Stock have been distributed under the Distribution Plans to date. The Distribution Plans may be modified, suspended or terminated at any time without notice.

Item 6.                            Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer.

Item 6 of the Statement is hereby supplemented as follows:

Distribution Plan - On February 1, 2023, entities affiliated with Momentus Inc. entered into Distribution Plans pursuant to which they may distribute, from time to time, up to an aggregate of 25,471,648 shares of Common Stock, subject to certain conditions and restrictions set forth in the Distribution Plans, as follows:

•	Momentus PML SPV 1 LP: 6,011,780 shares
•	Momentus PML SPV 2 LP: 960,830 shares
•	Momentus PML SPV 3 LP: 2,383,123 shares
•	Prime Movers Lab Fund I LP: 15,166,661 shares
•	Prime Movers Growth Fund I LP: 949,254 shares

The distribution of Common Stock under the Distribution Plans is subject to timing, volume and price-based parameters adopted by the Funds, and there is no assurance that any Common Stock will be distributed under the Distribution Plans. No shares of Common Stock have been distributed under the Distribution Plans to date. The Distribution Plans may be modified, suspended or terminated at any time without notice. This summary is qualified in its entirety by reference to the form of Distribution Plan, a copy of which is filed herewith as Exhibit 5 to this Schedule 13D-A and is incorporated herein by reference

Item 7.                            Material to be Filed as Exhibits.

Item 7 of the Statement is hereby supplemented as follows:

Exhibit No.	Name
5.	Form of Preset In-Kind Distribution Plan

SIGNATURES

After reasonable inquiry and to the best of its knowledge and belief, the undersigned hereby certify that the information set forth in this statement is true, complete and correct.

Date: February 1, 2023

PRIME MOVERS LAB FUND I LP MOMENTUS PML SPV 1 LP

By:	Prime Movers Lab GP I LLC, General Partner
By:	/s/ Taylor Frankel
Name:	Taylor Frankel
Title:	Authorized Person

PRIME MOVERS LAB GP I LLC
By:	/s/ Taylor Frankel
Name:	Taylor Frankel
Title:	Authorized Person

MOMENTUS PML SPV 2 LP MOMENTUS PML SPV 3 LP

By:	Prime Movers Lab GP II LLC, General Partner
By:	/s/ Taylor Frankel
Name:	Taylor Frankel
Title:	Authorized Person

PRIME MOVERS LAB GP II LLC
By:	/s/ Taylor Frankel
Name:	Taylor Frankel
Title:	Authorized Person

PRIME MOVERS GROWTH FUND I LP

By:	Prime Movers Growth GP I LLC, General Partner
By:	/s/ Taylor Frankel
Name:	Taylor Frankel
Title:	Authorized Person

PRIME MOVERS GROWTH GP I LLC
By:	/s/ Taylor Frankel
Name:	Taylor Frankel
Title:	Authorized Person

DAKIN SLOSS
/s/ Dakin Sloss

Exhibit A

JOINT FILING AGREEMENT

PURSUANT TO RULE 13D-1(K)(1)

The undersigned acknowledge and agree that the Statement on Schedule 13D filed with the Securities and Exchange Commission on or about the date hereof with respect to the beneficial ownership by the undersigned of the Common Stock, par value $0.00001 per share, of Momentus Inc., a Delaware corporation, is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13D shall be filed on behalf of each of the undersigned that is named as a reporting person in such filing without the necessity of filing an additional joint filing agreement. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that it knows or has reason to believe that such information is inaccurate. This joint filing agreement may be executed in any number of counterparts and all of such counterparts taken together shall constitute one and the same instrument.

Dated: February 1, 2023

PRIME MOVERS LAB FUND I LP MOMENTUS PML SPV 1 LP

By:	Prime Movers Lab GP I LLC, General Partner
By:	/s/ Taylor Frankel
Name:	Taylor Frankel
Title:	Authorized Person

PRIME MOVERS LAB GP I LLC
By:	/s/ Taylor Frankel
Name:	Taylor Frankel
Title:	Authorized Person

MOMENTUS PML SPV 2 LP MOMENTUS PML SPV 3 LP

By:	Prime Movers Lab GP II LLC, General Partner
By:	/s/ Taylor Frankel
Name:	Taylor Frankel
Title:	Authorized Person

PRIME MOVERS LAB GP II LLC
By:	/s/ Taylor Frankel
Name:	Taylor Frankel
Title:	Authorized Person

PRIME MOVERS GROWTH FUND I LP

By:	Prime Movers Growth GP I LLC, General Partner
By:	/s/ Taylor Frankel
Name:	Taylor Frankel
Title:	Authorized Person

PRIME MOVERS GROWTH GP I LLC
By:	/s/ Taylor Frankel
Name:	Taylor Frankel
Title:	Authorized Person

DAKIN SLOSS
/s/ Dakin Sloss